Exhibit 15.1

Raymond Chabot Grant Thornton LLP
Suite 2000
National Bank Tower
600, De La Gauchetière Street West
Montréal (Québec) H3B 4L8
Téléphone / Telephone : (514) 878-2691
Télécopieur / Facsimile : (514) 878-2127
www.rcgt.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Copernic Inc.

We have issued our report dated March 26, 2010, with respect to the consolidated financial statements included in the Annual Report of Copernic Inc. on Form 20-F for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Copernic Inc. on Form S-8 (File No. 333-102792) and Form F-3 (File No. 333-117794)

s/s Raymond Chabot Grant Thornton LLP
Chartered Accountants
Montreal, Canada
March 26, 2010